Exhibit 10.32

2011 AMENDMENT TO THE

CASH AMERICA NET HOLDINGS, LLC

FIRST AMENDED AND RESTATED 2007 LONG TERM INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Cash America Net Holdings, LLC First Amended and Restated 2007 Long Term Incentive Plan (the “Plan”) hereby is adopted by the Management Development and Compensation Committee of the Board of Directors (the “Committee”) of Cash America International, Inc., which shall mean the “Committee” appointed by the CEO as defined in the Plan.

BACKGROUND

A.	The Plan has been used to attract and retain employees for Cash America Net Holdings, LLC and its subsidiaries (“CashNetUSA”).

B.	Section 8.1 of the Plan provides the Committee with the authority to amend and terminate the Plan as long as any such amendment or termination does not adversely affect a Plan participant’s rights with respect to any outstanding award.

C.	The vesting date that is to occur on the 36-month anniversary (the “Third Vesting Date”) of the Grant Date (as defined in the Plan) has not yet occurred with respect to certain Awards granted under the Plan.

D.	No participant has made a deferral election, as may be permitted under Section 5.2 of the Plan, with respect to any Awards granted under the Plan.

E.	The Committee has determined to amend the Plan with respect to outstanding Awards granted on or after January 27, 2008, in part, (i) by accelerating the Third Vesting Date to January 26, 2011 of a prorated portion of the unvested Units of such Awards that were outstanding on such date; and (ii) by paying out all amounts under such outstanding vested Awards no later than March 31, 2011.

F.	The Committee also has determined that this Amendment will be effective for a Plan participant only if such participant agrees to forfeit all of the Units that have not vested on or before January 26, 2011 under the terms of this Amendment.

G.	Finally, the Committee has determined that this Amendment will not affect the short-term deferral rule exemption (under Section 409A of the Internal Revenue Code of 1986, as amended) for any award.

TERMS OF AMENDMENT

Effective as of January 26, 2011 (the “Amendment Effective Date”), the Plan hereby is amended, as follows:

1. Section 2 is hereby amended by adding thereto, immediately following Section 2.9, the following new sections that shall be applicable only to outstanding Awards granted on or after January 27, 2008:

2.9 A “Final Vesting Date Units” means the sum of the following with respect to each Award granted that has outstanding Units that have not vested on or prior to the Final Vesting Date: (i) the total number of Units that vested as of the first and second vesting dates occurring on or before the Final Vesting Date; plus (ii) the number of all other outstanding Units granted under such Award multiplied by a fraction (A) the numerator of which is the number of months during the period from the most recent vesting date through the Final Vesting Date and (B) the denominator of which is the number of months during the period from the most recent vesting date through the 36-month anniversary of the Grant Date. For purposes of determining the Final Vesting Date Units, the number of months during any period shall be rounded (up or down) to the nearest full month. All outstanding Units that do not qualify as Final Vesting Date Units shall be forfeited and eliminated. Any fractional Units that vest in accordance with this Section 2.9 A shall be rounded up to the next whole Unit.

2.9 B “Final Vesting Date” means January 26, 2011.

2. Sections 3.1 through 3.3 hereby are amended by deleting said sections in their entirety, such that after the Amendment Effective Date no other awards will be granted under the Plan.

3. Applicable only to outstanding Awards granted on or after January 27, 2008, Section 4.1 hereby is amended by deleting said section in its entirety and by substituting in lieu thereof the following:

4.1 Vesting Schedule. Unless otherwise specified herein or determined by the Committee, a Participant’s Units subject to an Award shall vest in accordance with the following schedule: one-third of the Units shall vest on the 13-month anniversary of the Grant Date of such Award; one-third of the Units shall vest on the 24-month anniversary of such Grant Date; and all Final Vesting Date Units not previously vested shall vest on the Final Vesting Date. In order for any Units to vest pursuant to this Section 4.1, the Participant must have remained continuously and actively employed by the Company (including any leave of absence from which the Company expects the Participant to return) from such Grant Date through the applicable vesting date. No Units shall vest after the Final Vesting Date.

4. Applicable only to outstanding Awards granted on or after January 27, 2008, Section 5.1 hereby is amended by deleting said section in its entirety and by substituting in lieu thereof the following:

5.1 General Timing of Payment Date. Except as provided in Sections 5.2 and 5.3, the Payment Date of an Award shall be February 18, 2011.

5. Paragraph 2 of this Amendment shall apply to all Plan participants. All other paragraphs of this Amendment shall apply only to Plan participants who agree to the forfeiture of the number of their outstanding Units, which are not included in the Final Vesting Date Units, as defined in Section 2.9 A of the Plan (as amended by this Amendment). For all Plan participants who do not so consent, the Plan shall remain unaffected by this Amendment, except for Paragraph 2 hereof.

6. With respect to all Participants who consent to the forfeiture of Units (as provided in Paragraph 5 hereof), once all payments due under the Plan relating to the Final Vesting Date have been made, the Plan shall be terminated in its entirety.

7. All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Plan.

This Amendment is executed this 26th day of January, 2011.

CASH AMERICA INTERNATIONAL, INC.

By:	/s/ James H. Graves
James H. Graves
Chairman, Management Development and Compensation Committee

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